Exhibit 99.1
ASPEN INSURANCE HOLDINGS REPORTS RESULTS FOR FIRST QUARTER OF 2010
▪	First quarter net income of $18.3 million, down from $91.4 million in the same quarter last year due primarily to the $100.3 million of losses, after tax and net of reinstatement premiums, from the earthquake in Chile.

▪	Operating income after tax of $6.1 million for the first quarter, down from $105.7 million in the first quarter last year.

▪	Diluted book value per share of $34.62, up 18.5% over the end of the first quarter of 2009 and up 1.4% from the end of 2009.

▪	First quarter net investment income of $59.4 million in-line with the same quarter last year.

▪	Operating earnings per share of $0.01 for the quarter compared with $1.18 for the first quarter of 2009.
HAMILTON, BERMUDA, April 28, 2010 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported a net profit after tax for the first quarter of 2010 of $18.3 million and operating earnings of $0.01 per diluted ordinary share. This compares to a net profit after tax of $91.4 million, and operating earnings of $1.18 per diluted share for the first quarter last year. Losses from the Chilean earthquake of $100.3 million, after tax and net of reinstatement premiums, accounted for a reduction of $1.25 in diluted earnings per share for the quarter.
Book value per share on a diluted basis of $34.62 increased by 18.5% when compared to March 31, 2009 and by 1.4% since the end of December 2009, mainly as a result of a $22.0 million increase in unrealized gains, net of tax, from the fixed income investment portfolio generated during the first quarter of 2010.
First Quarter 2010 Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	Q1 2010	Q1 2009	Change
Gross written premium	$702.8	$636.8	10.4%
Net earned premium	$467.6	$447.3	4.5%
Net investment income	$59.4	$59.2	0.3%
Net income after tax	$18.3	$91.4	(80.0%)
Operating income after tax	$6.1	$105.7	(94.2%)
Diluted net income per share	$0.16	$1.39	(88.5%)
Diluted operating earnings per share	$0.01	$1.18	(99.2%)
Net income annualized return on equity	2.0%	14.8%
Annualized operating return on equity	0.0%	17.6%
Combined ratio	110.3%	84.5%
Book value per ordinary share	$36.25	$29.95	21.0%
Diluted book value per ordinary share	$34.62	$29.22	18.5%

Chris O’Kane, Chief Executive Officer said: “The first quarter of 2010 saw an exceptionally high number of natural catastrophes around the world. Catastrophic events in France, Australia and the U.S. had minimal impact on our performance, while our experience in the earthquake in Chile is in line with our expectations but nevertheless has had a significant impact on results in the quarter. Underwriting conditions generally have continued to deteriorate and we are therefore continuing with our approach, whereby we tend to reduce exposure where prices are falling while carefully allocating more capital where appropriate to the areas where prices are being maintained and to those few areas where we are seeing price increases.”
First Quarter 2010 Operating Highlights
•	Gross written premiums for the quarter increased to $702.8 million from $636.8 million for the same period in 2009 due to moderate increases in both the insurance and reinsurance segments.

•	Reserve releases were $12.9 million for the quarter compared with $9.8 million for the equivalent period in 2009.

•	Unrealized gains in the fixed income portfolio, gross of tax, increased by $25.3 million when compared to December 31, 2009.

•	Entered into a $200.0 million accelerated share repurchase resulting in the repurchase and cancellation of 6.5 million ordinary shares during the first quarter of 2010.
Operating Segment Highlights
A summary of the operating highlights for Aspen’s operating segments is presented below. The Company has changed the basis of disclosure of its operating segments to reflect its recent reorganization. A description of Aspen’s new reporting segments can be found below the outlook section of this press release. A chart highlighting the changes is presented in the financial supplement, which is available in the “Financial Results” section of the Investor Relations page on Aspen’s website at www.aspen.bm.
Insurance Segment
The insurance segment underwriting profit for the quarter, which excludes investment income, was $2.1 million compared with an underwriting loss of $4.1 million in the first quarter of 2009. This underwriting result reflects a combined ratio of 98.9% for the first quarter compared with 102.4% in 2009. There has been a small net reserve strengthening in the insurance segment of $2.2 million for the quarter compared with $6.0 million of strengthening in the first quarter last year. The accident year combined ratio for the insurance segment was 99.9%, down from 102.9% in the first quarter of 2009. Gross written premium was $212.7 million compared with $184.0 million in the first quarter of 2009. The increase in gross written premium has been generated within the property insurance and marine, energy and transport lines of business where opportunities have been taken to selectively write new business at attractive rates.
Reinsurance Segment
The reinsurance segment underwriting loss for the quarter was $40.5 million compared with an underwriting profit of $83.3 million last year. This underwriting result reflects a combined ratio of 113.9% compared with 69.8% for the first quarter in 2009. Losses of $112.0 million, net of reinstatement premiums ($100.1 million, net of tax and reinstatement premiums) from the earthquake in Chile contributed 39 percentage points to the combined ratio during the quarter. Net favorable reserve development was $15.1 million compared with $15.8 million for the first quarter of 2009. The accident year combined ratio for the reinsurance segment of 119.1% has increased from 81.1% in the first quarter of 2009 due to losses from the earthquake in Chile. Gross written premiums in the reinsurance segment for the quarter were $490.1 million compared to $452.8 million in 2009. The increase is due to the property catastrophe and specialty reinsurance lines. Gross written premium in the casualty reinsurance lines is down marginally to $174.5 million as the pricing environment continues to be challenging.

Investment Performance
Net investment income for the quarter of $59.4 million was in line with the first quarter of 2009. Net realized and unrealized gains included in income for the quarter were $12.3 million compared with net realized and unrealized losses of $12.2 million in the first quarter of 2009. Other-than-temporary impairment charges were $0.3 million for the quarter compared with $15.3 million for the same period in 2009.
Unrealized gains on the available-for-sale fixed income portfolio at the end of the first quarter of 2010 were $210.9 million, an increase of $25.3 million, gross of tax, from the end of 2009. Total investment return for the current quarter was $97.0 million or 5.8% annualized.
The book yield on the fixed income portfolio of 4.2% was in line with December 31, 2009. The average credit quality of the portfolio remains AA+ with an average duration of 3.3 years.
Capital Position
As previously announced in January 2010, the Company entered into an accelerated share repurchase program to repurchase $200.0 million of its ordinary shares. An initial amount of 6.5 million ordinary shares were retired in the quarter. The Company may be entitled to receive additional ordinary shares based on the average of the daily market prices of its ordinary shares during the term of the agreement. The program is expected to be completed within ten months from the date of the agreement.
Outlook for 2010
In light of the catastrophe losses associated with the earthquake in Chile, and general market conditions, the Company anticipates the combined ratio for the full year to be in the range of 92%-98% including a catastrophe load of $140 million for the remainder of the year, assuming normal loss experience. The Company anticipates gross written premium for the full year to be unchanged at $2.2 billion +/- 5% with ceded premium between 8% and 12% of gross earned premium. Despite the continuing low interest rate environment, the Company expects to maintain a book yield of around 4% on its fixed income portfolio during 2010. The tax rate is expected to be in the range of 9% to 13%.
Reporting Segments
On January 14, 2010, Aspen announced a new corporate structure organizing the Group into two primary underwriting segments: Insurance and Reinsurance. Under the new organizational structure, the insurance segment comprises primarily the former international and U.S. insurance segments. The Company’s reinsurance segment comprises the former property reinsurance and casualty reinsurance segments with the addition of specialty reinsurance, which historically formed part of international insurance. Beginning this quarter, the Company will report its underwriting results under Insurance and Reinsurance with additional disclosures for corporate and other (non-underwriting) income and expenses. Corporate and other includes net investment income, net realized and unrealized investment gains or losses, corporate expenses, interest expense, net realized and unrealized foreign exchange gains or losses and income taxes, which are not allocated to the underwriting segments.

Earnings conference call
Aspen will hold a conference call to discuss its financial results on Thursday, April 29, 2010 at 9:30 a.m. (Eastern Time).
CONFERENCE CALL PARTICIPATION DETAILS – April 29, 2010 at 9:30 a.m. (ET)

Participant Dial-In Numbers:	+1 (888) 459-5609 (US Toll Free)
+1 (404) 665-9920 (International)
Conference ID:	65001677
Please call to register at least 10 minutes before the conference call begins.
The conference call will be webcast live in the ‘presentations’ section of the Investor Relations page of Aspen’s website, which is located at www.aspen.bm. The earnings press release and a detailed financial supplement will be posted to the website, as well as a brief slide presentation which may be used for reference during the earnings call.
REPLAY DETAILS
A replay of the call will be available for 14 days via telephone and internet starting two hours following the end of the live call.

Replay Access:	+1 (800) 642-1687 (US Toll Free)
+1 (706) 645-9291 (International)
www.aspen.bm
Replay ID:	65001677

Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths	T: +44(0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
($ in millions, except per share data)
(Unaudited)

	As at	As at
	March 31,	December 31,
(in US$ millions, except per share data)	2010	2009
ASSETS
Total investments	$5,941.2	$5,997.0
Cash and cash equivalents	701.4	748.4
Reinsurance recoverables	473.1	425.3
Premiums receivable	914.0	708.3
Other assets	411.4	378.2

Total assets	8,441.1	8,257.2

LIABILITIES
Losses and loss adjustment expenses	3,452.0	3,331.1
Unearned premiums	1,107.8	907.6
Other payables	491.5	463.5
Long-term debt	249.6	249.6

Total liabilities	5,300.9	4,951.8

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,140.2	3,305.4

Total liabilities and shareholders’ equity	8,441.1	8,257.2

Tangible book value per share	36.25	35.33
Diluted book value per share (treasury stock method)	34.62	34.14

Aspen Insurance Holdings Limited
Summary Consolidated Statements of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
(in US$ millions, except share, per share data and ratios)	2010	2009
UNDERWRITING REVENUES
Gross written premiums	$702.8	$636.8
Premiums ceded	(122.7)	(130.2)

Net written premiums	580.1	506.6
Change in unearned premiums	(112.5)	(59.3)

Net earned premiums	467.6	447.3
UNDERWRITING EXPENSES
Losses and loss expenses	378.8	250.8
Acquisition expenses	84.5	78.6
General and administrative expenses	52.5	48.5

Total underwriting expenses	515.8	377.9

Underwriting (loss)/income	(48.2)	69.4

OTHER OPERATING REVENUE
Net investment income	59.4	59.2
Interest expense	(3.8)	(3.9)

Total other operating revenue	55.6	55.3

Other income (expense)	(0.9)	(2.7)

OPERATING INCOME BEFORE TAX	6.5	122.0
OTHER
Net realized and unrealized exchange gains/(losses)	1.5	(2.3)
Net realized and unrealized investment gains/ (losses)	12.3	(12.2)

INCOME BEFORE TAX	20.3	107.5
Income taxes expense	(2.0)	(16.1)

NET INCOME AFTER TAX	18.3	91.4
Dividends paid on ordinary shares	(11.8)	(12.3)
Dividend paid on preference shares	(5.7)	(6.9)

Retained income	0.8	72.2

Components of net income (after tax)
Operating income	6.1	105.7
Net realized and unrealized exchange gains (losses) after tax	1.0	(2.3)
Net realized and unrealized investment gains (losses) after tax	11.2	(12.0)

NET INCOME AFTER TAX	18.3	91.4

Loss ratio	81.0%	56.1%
Policy acquisition expense ratio	18.1%	17.6%
General and administrative expense ratio	11.2%	10.8%
Expense ratio	29.3%	28.4%
Combined ratio	110.3%	84.5%

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
(in US$ except share, per share data and ratios)	2010	2009
Basic earnings per ordinary share
Net income adjusted for preference share dividend	$0.16	$1.42
Operating income adjusted for preference dividend	$0.01	$1.21
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$0.16	$1.39
Operating income adjusted for preference dividend	$0.01	$1.18

Weighted average number of ordinary shares outstanding (in millions)	77.023	81.535
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	80.267	83.572

Book value per ordinary share	$36.25	$29.95
Diluted book value (treasury stock method)	$34.62	$29.22

Ordinary shares outstanding at end of the period (in millions)	76.865	82.763
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	80.495	84.832
`

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

	Three Months Ended March 31, 2010			Three Months Ended March 31, 2009
(in US$ millions except for ratios)	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Gross written premiums	$490.1	$212.7	$702.8	$452.8	$184.0	$636.8
Net written premiums	461.3	118.8	580.1	413.3	93.3	506.6
Gross earned premiums	301.9	215.2	517.1	287.7	205.5	493.2
Net earned premiums	291.0	176.6	467.6	275.2	172.1	447.3
Losses and loss expenses	256.8	122.0	378.8	122.1	128.7	250.8
Policy acquisition expenses	52.4	32.1	84.5	51.4	27.2	78.6
Operating and administrative expenses	22.3	20.4	42.7	18.4	20.3	37.7

Underwriting (loss)/income	$(40.5)	$2.1	$(38.4)	$83.3	$(4.1)	$79.2

Net investment income			59.4			59.2
Net realized gains/(losses)			12.3			(12.2)
Corporate (expenses)			(9.8)			(9.8)
Other (expenses)			(0.9)			(2.7)
Interest (expenses)			(3.8)			(3.9)
Net foreign exchange gains/(losses)			1.5			(2.3)

Income (loss) before income taxes			20.3			107.5
Income tax expense			(2.0)			(16.1)

Net income			$18.3			$91.4

Ratios
Loss ratio	88.2%	69.1%	81.0%	44.4%	74.8%	56.1%
Policy acquisition expense ratio	18.0%	18.2%	18.1%	18.7%	15.8%	17.6%
Operating and administrative expense ratio	7.7%	11.6%	11.2%	6.7%	11.8%	10.8%
Expense ratio	25.7%	29.8%	29.3%	25.4%	27.6%	28.4%
Combined ratio	113.9%	98.9%	110.3%	69.8%	102.4%	84.5%

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, Singapore, the United States, the United Kingdom, and Switzerland. For the three months ended March 31, 2010, Aspen reported gross written premiums of $702.8 million, net income of $18.3 million and total assets of $8.5 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.bm.
Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; evolving issues with respect to interpretation of coverage after major loss events; the effectiveness of our loss limitation methods; changes in the total industry losses, or our share of total industry losses, resulting from past events such as Hurricanes Ike and Gustav and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of acts of terrorism and related legislation and acts of war; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the continuing and uncertain impact of the current depressed economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; changes in insurance and reinsurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; a decline in our operating subsidiaries’ ratings with Standard & Poor’s (“S&P”), A.M. Best or Moody’s Investor Service (“Moody’s”); our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in our ability to exercise capital management initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United Kingdom; loss of key personnel; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Reports on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 26, 2010. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.
Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
See page 25 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average equity.
(2) Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.
Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 25 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(3) Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 23 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.
(4) Diluted Operating Earnings Per Share and Basic Operating Earnings Per Share is a non-GAAP financial measure. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 25 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.

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